Sub-Item 77I.  Terms of New or Amended Securities

Terms of New or Amended Securities

Dreyfus Municipal Funds, Inc.

-Dreyfus AMT-Free Municipal Bond Fund

- Dreyfus High Yield Municipal Bond Fund

(each, a "Fund")

            At a meeting held on February 11, 2013, the Board of Directors (the "Board") of Dreyfus Municipal Funds, Inc. (the "Registrant"), on behalf of each Fund, approved a proposal to modify the existing front-end sales load waivers applicable to Class A shares.  These changes, which became effective on April 1, 2013, were reflected in Post-Effective Amendment No. 42 ("Post-Effective Amendment No. 42") to the Registrant's Registration Statement on Form N-1A, filed with the Securities and Exchange Commission on June 26, 2013, effective as of July 1, 2013.

In addition, at a meeting held on April 29, 2013, the Board approved the creation of an additional class of shares, Class Y shares, descriptions of which appear in the following documents:

1.   The sections of each Fund's Prospectus under the headings "Fund Summary – Fees and Expenses" and "Shareholder Guide" and the Registrant's Statement of Additional Information, incorporated by reference to Post-Effective Amendment No. 42.

2.   The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 42.